Registration No. 333-289342
Registration No. 333-250199

As filed with the Securities and Exchange Commission on December 8, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Carver Bancorp, Inc.
(Exact name of registrant as specified in its charter)
Delaware	13-3904174
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.
75 West 125th Street New York, New York (Address of Principal Executive Offices)	10027-4512 (Zip Code)
Carver Bancorp, Inc. 2024 Equity Incentive Plan Carver Bancorp, Inc. 2014 Equity Incentive Plan
(Full Title of the Plan)
Copies to:
Donald Felix President and Chief Executive Officer Carver Bancorp, Inc. 75 West 125th Street New York, New York 10027-4512 (212) 360-8820 (Name, Address and Telephone Number of Agent for Service)	Lawrence M.F. Spaccasi, Esquire Marc P. Levy, Esquire Luse Gorman, PC 5335 Wisconsin Avenue N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by Carver Bancorp, Inc., a Delaware corporation (the “Registrant”):

(i) Registration Statement File No. 333-289342, filed with the SEC on August 7, 2025, pertaining to the registration of 350,000 shares of the common stock, par value $0.01 per share of the Registrant (the “Common Stock”), reserved for issuance under the Carver Bancorp, Inc. 2024 Equity Incentive Plan; and

(ii) Registration Statement File No. 333-250199, filed with the SEC on November 19, 2020, pertaining to the registration of 250,000 shares of Common Stock of the Registrant reserved for issuance under the Carver Bancorp, Inc. 2014 Equity Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statements by deregistering all shares that remain unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No.1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of December, 2025.
CARVER BANCORP, INC.

By:	/s/ Donald Felix
Donald Felix
President and Chief Executive Officer
(Duly Authorized Representative)

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 of the Securities Act.